Exhibit 5.1

faegredrinker.com

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

February 28, 2023

Tactile Systems Technology, Inc.
3701 Wayzata Blvd, Suite 300

Minneapolis, Minnesota 55416

Ladies and Gentlemen:

We have acted as counsel to Tactile Systems Technology, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of $37,375,000 in the aggregate of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), which includes shares subject to the underwriter’s option to purchase additional shares (the “Offering”). The Shares are being offered pursuant to the Registration Statement on Form S-3 (File No. 333-269287) (the “Registration Statement”), filed by the Company on January 18, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and which was declared effective on January 25, 2023, including a related prospectus supplement, dated February 23, 2023 (the “Prospectus”). The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement and Prospectus, (ii) the Underwriting Agreement by and between William Blair & Company, L.L.C. (the “Underwriter”) and the Company, dated February 23, 2023 (the “Underwriting Agreement”), (iii) Amended and Restated Certificate of Incorporation of the Company, as amended through May 9, 2019, as may be amended from time to time (the “Certificate of Incorporation”), (iv) the Amended and Restated Bylaws of the Company, effective as of December 19, 2022 (the “Bylaws”), and (v) the resolutions of the Board of Directors of the Company authorizing the Company’s issuance of the Shares. We have also examined a certificate of an Officer of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed relevant hereto. As to all issues of fact material to this opinion letter, we have relied on certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof or other investigation.

In our examination, we have assumed, without investigation: (i) the legal capacity of all natural persons signing any of the documents and corporate records examined by us; (ii) the genuineness of all signatures, including electronic signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that upon payment therefor and issuance and delivery thereof in accordance with the Underwriting Agreement, including delivery of certificates representing the Shares duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor, to the purchasers thereof (or in the case of Shares issued without certificates, the due registration of issuance and constructive delivery through book entry of such Shares), the Shares will be validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinion or statements set forth herein to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of such opinion or statements. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the 8-K filed on the date hereof related to the Offering and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving these consents, we do not imply or admit that we are “experts” within the meaning of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman

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